                  ATTACHMENT OF DISCLOSURES REQUIRED BY ITEMS
                           77K AND 77Q1 OF FORM N-SAR

 (Attachment also required pursuant to Sections 304(a)(1) and (2) of Regulation
                                      S-K)




1. Effective March 12, 2004, McCurdy & Associates CPA's ("McCurdy") resigned as the independent public accountants for Unified Series Trust (the "Trust"), which is comprised of the ACM Convertible Securities Fund, Auxier Focus Fund, Corbin Small-Cap Value Fund, GJMB Growth Fund, GLOBALT Growth Fund, Marathon Value Portfolio, RiverGuide Fund, StoneRidge Equity Fund, StoneRidge Bond Fund, StoneRidge Small Cap Growth Fund, Dreman Mid-Cap Fund, Dreman Large-Cap Fund, Dreman Small-Cap Fund, Becker Value Equity Fund, and Crawford Dividend Growth Fund.

2. The report of McCurdy on the financial statements for each series of the Trust did not contain an adverse opinion or disclaimer of opinion nor were any reports qualified or modified as to uncertainty, audit scope, or accounting principles.

3. The change of accountants to Cohen McCurdy, Ltd. ("Cohen") was approved by the Audit Committee of the Board of Trustees and by the full Board on March 14, 2004. Cohen has been engaged to audit each series of the Trust for each series' current fiscal year.

4. In connection with the audit of the financial statements for each series of the Trust, and the interim period preceding the change, the Trust had no disagreements with McCurdy on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of McCurdy would have caused it to make reference to the subject matter of the disagreement in connection with its report.

5. There are no reportable events under Item 304(a)(1)(v)(A) through (D) of Regulation S-K for any fiscal period preceding the change to Cohen.

6. Prior to the Trust's engagement of Cohen, neither the Trust nor anyone acting on behalf of the Trust consulted Cohen regarding any matter concerning the Trust or any of the series comprising the Trust.